Stephen K. Roddenberry Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

June 18, 2012

Via Federal Express and email

Howard S. Lanznar

KattenMuchinRosenman LLP

525 W. Monroe Street

Chicago, Il 60661

Dear Mr. Lanznar:

On behalf of the Special Committee of the Board of Directors of Bluegreen Corporation (the "Company"), I acknowledge receipt of your letter addressed to the Directors of the Company dated June 15, 2012. The Special Committee has met and determined that your proposal to acquire 100% of the outstanding equity of the Company does not constitute, and could not reasonably be expected to result in, a Superior Proposal as defined in the merger agreement to which the Company is a party (the "Merger Agreement"). The Special Committee noted the unusual timing of your proposal so close to the Special Meeting of Shareholders of the Company to approve the Merger, the conditions attached to your proposal, the current lack of financing for your proposal and the extensive prior history with respect to the Company of both Diamond Resorts and Guggenheim Partners.

Very truly yours,

Stephen K. Roddenberry

cc Special Committee

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